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                                                                    Exhibit 99.1

[LOGO - SMURFIT-STONE]                      [LOGO - ST. LAURENT PAPERBOARD INC.]

P R E S S    R E L E A S E
For Immediate Release

                 SECURITYHOLDERS OF ST. LAURENT PAPERBOARD INC.
           APPROVE ACQUISITION BY SMURFIT-STONE CONTAINER CORPORATION

MONTREAL AND CHICAGO, MAY 26, 2000 - St. Laurent Paperboard Inc. ("St. Laurent"), Montreal, Quebec, (TSE: SPI; NYSE: SLW) and Smurfit-Stone Container Corporation ("Smurfit-Stone"), Chicago, Illinois, (NASDAQ: SSCC) today jointly announced the approval by holders of St. Laurent's securities of the acquisition of St. Laurent by Smurfit-Stone as outlined in the management information circular and proxy statement of St. Laurent dated April 14, 2000.

The transaction is expected to close on May 31, 2000, after obtaining the approval of the proposed plan of arrangement by the Court. St. Laurent will then become an indirect wholly-owned subsidiary of Smurfit-Stone.

Ray Curran, President and Chief Executive Officer of Smurfit-Stone said, "This combination will create an unmatched competitor in value-added paperboard products and packaging solutions. St. Laurent's superior capabilities in specialty containerboard such as white top linerboard and lightweight corrugating medium will significantly expand Smurfit-Stone's capabilities in miniflute, high-value graphics packaging and point-of-purchase displays. In turn, Smurfit-Stone provides a broader platform for St. Laurent to develop and expand its specialized packaging capabilities."

"The consolidation of our industry is a proven way for companies to grow while improving efficiency and productivity. The acquisition by Smurfit-Stone not only makes sense economically in terms of synergies, but also organizationally and strategically in reaching new market penetration and creating new value for all stakeholders," added Jay J. Gurandiano, President and Chief Executive Officer of St. Laurent Paperboard Inc.

St. Laurent Paperboard is a major North American producer, supplier and converter of high-quality, value-added paperboard substrates and packaging solutions, with more than 4,500 employees serving a diverse customer base in North America and selected international markets. On February 23, 2000 St. Laurent and Smurfit-Stone announced that they had entered into an agreement under which Smurfit-Stone would acquire St. Laurent by way of a plan of arrangement under the Canada Business Corporations Act.

The combination of these two companies consolidates Smurfit-Stone's position as one of the world's largest producers of containerboard, corrugated containers, folding cartons, bag and specialty packaging.

Smurfit-Stone, which was created by the November 1998 merger of Jefferson Smurfit Corporation and Stone Container Corporation, is the industry's leading manufacturer of paper and paperboard-based packaging, including containerboard, corrugated containers, industrial bags, and claycoated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. Net sales in 1999 were US$7.2 billion. The company employs approximately 35,000 and operates about 300 facilities worldwide. The company has a production capacity of six million tons of containerboard and one million tons of other packaging grades.

FOR FURTHER INFORMATION:

SMURFIT-STONE CONTAINER CORPORATION                  ST. LAURENT PAPERBOARD INC.
Timothy McKenna (investors)                          Mylene Labrie (media)
Vice President, Investor Relations                   Director, Communications
and Communications                                   (514) 864-5103
(312) 580-4637

Tom Lange (media)
Director, Public Relations
(314) 746-1236

www.smurfit-stone.com